Exhibit (e)(7)

Confidential

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT (this “Amendment”), is dated as of May 1, 2023 (the “Amendment Effective Date”) and amends the Employment Agreement (the “Prior Agreement”), dated as of March 22, 2022, by and between Ruth’s Hospitality Group, Inc. (“Employer”), and Marcy Lynch (“Employee”). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Prior Agreement.

WITNESSETH:

WHEREAS, Employer and Employee previously entered into the Prior Agreement;

WHEREAS, Employer and Employee mutually desire to amend the Prior Agreement on the terms and conditions set forth in this Amendment; and

WHEREAS, Section 17 of the Prior Agreement requires that any modification to the Prior Agreement be in writing, approved by Employee and a person authorized by Employer.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, Employer and Employee hereby agree as follows:

1. Restrictive Covenants. Section 7 of the Prior Agreement is hereby amended by adding a new subsection f. as follows:

“Non-Compete. In further consideration of the compensation to be paid to Employee in connection with Employee’s continued employment with Employer, Employee acknowledges that in the course of her employment with the Employer Group, she shall become familiar, and during her employment with Employer she has become familiar, with Employer’s trade secrets and with other confidential information concerning the Employer Group (and their respective predecessors, subsidiaries and affiliates) and that her services have been and shall be of special, unique and extraordinary value to Employer. Therefore, Employee agrees that during her employment and for a period of one year following the termination of her employment with the Employer Group, Employee shall not directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, or in any manner engage in any business or enterprise identical to or similar to any such business that is engaged in by the Employer Group and its respective franchises, which shall include any restaurant business that derives more than 25% of its revenues from the sale of steak and steak dishes and which has an average guest check greater than $65, escalating by 5% per year, as of the date of this Agreement and which is located in the United States, which shall for purposes of illustration and not limitation include the following chains and their parent companies, subsidiaries and other affiliates: Morton’s Restaurant Group, The Palm, Smith & Wollensky, Del Frisco’s, Sullivan’s, The Capital Grille, Mastro’s, Fleming’s, and Shula’s. Nothing herein shall prohibit Employee from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Employee has no active participation in the business of such corporation. This restriction will not apply if Employee is employed as an officer of a business, including, but not limited to, a casino or hotel, that as an ancillary service provides fine dining as defined in this paragraph. The term “ancillary” assumes that less than 50% of the business revenues are derived from its dining facilities.”

2. No Other Changes. Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Prior Agreement shall remain the same. Except as specifically set forth in this Amendment, the Prior Agreement is and shall continue in full force and effect and is hereby ratified in all respects.

Confidential

3. Governing Law. This Amendment shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of Florida, without regard to conflicts of laws provisions that would require application to the laws of another jurisdiction other than those that mandatorily apply.

4. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed faxed or emailed copy of this Amendment as a fully binding original.

5. Section Headings. The section and other headings contained in this Amendment are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

Signature Page to Follow

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the Amendment Effective Date.

EMPLOYER

By:	/s/ Cheryl Henry
Name:	Cheryl Henry
Title:	Chief Executive Officer

EMPLOYEE

By:	/s/ Marcy Lynch
Name:	Marcy Lynch

Signature Page to Amendment to Employment Agreement